Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-28121 of Fiserv, Inc. on Form S-8 of our report dated May 28, 2004, appearing in this Annual Report on Form 11-K of 401(k) Savings Plan of Fiserv, Inc. and Its Participating Subsidiaries for the year ended December 31, 2003.

Deloitte & Touche LLP

Milwaukee, Wisconsin

June 25, 2004